SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2014

Aja Cannafacturing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 Birch Street Lake Elsinore, CA	92530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (951) 674-1554

_________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 22, 2014, our board of directors appointed Kendall Smith to serve as a member of the board. Mr. Smith is a business entrepreneur with over thirteen years of experience consulting and providing services in multiple sectors ranging from the cultivation and harvesting of cannabis and hemp to being a patient advocate and caregiver. Mr. Smith started his post academic career in 2001 operating a graphic design company. After selling his interest in that business in 2003, Mr. Smith attended College of Southern Nevada, where he focused his studies in the culinary arts and in food and beverage management. In 2005, Mr. Smith started Impressive Printing, a custom apparel and merchandise printing company focusing on institutional markets including public schools, sporting leagues, local bands and businesses. In January 2010, Mr. Smith founded two businesses, Juicy Freeze, a health juice bar that was located internally to athletic gyms, and Presidential Catering, a business specializing in meal planning and preparation and catering special events. In 2014, Mr. Smith founded Smith & Ramsay, LLC, a Nevada-based company that specializes in flavoring and aroma extraction servicing the food, beverage and tobacco industries. Mr. Smith has been an active volunteer with the Nevada Children’s Center, the Clark County School District, and 3Square Nevada, a statewide food bank. His drive for community activism and wellness education prompted his research in cannabinoids and the industrial hemp industry, where he continues to make strides in breeding and cultivation.

Our newly-appointed director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any formal compensation agreements with Mr. Smith. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aja Cannafacturing, Inc.

/s/ Scott Plantinga

Scott Plantinga

Chief Executive Officer

Date: September 25, 2014

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